Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

THIRD QUARTER

2010 RESULTS

Earnings per share up 6.5%

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – October 14, 2010

Results From Operations

Safeway Inc. today reported net income of $122.8 million ($0.33 per diluted share) for the third quarter of 2010 compared to $128.8 million ($0.31 per diluted share) for the third quarter of 2009. Results for the third quarter of 2010 include $12 million ($0.02 per diluted share) of employee severance charges, offset by a lower tax rate compared to the third quarter of 2009.

“Our third quarter results were in line with our expectations,” said Steve Burd, Chairman, President and CEO. “The trend in price per item improved during the quarter. We expect this trend to continue as we anniversary the price investments we made in the second half of 2009. We continue to tailor our offerings to the changing needs of our customers, with innovative consumer brand launches of Refreshe beverages and In-Kind personal care products, while offering lower everyday prices and attractive club card specials.”

Sales and Other Revenue

Total sales were $9.4 billion in the third quarter of 2010, down slightly compared to $9.5 billion in the third quarter of 2009. A 2.0% decline in identical-store sales, excluding fuel, and reduced sales from store closures were partly offset by a higher Canadian exchange rate and higher fuel sales. The decline in identical-store sales was due to a decline in price per item.

Gross Profit

Gross profit declined 13 basis points to 28.14% of sales in the third quarter of 2010 compared to 28.27% of sales in the third quarter of 2009. Excluding the 13 basis point impact from fuel sales, gross profit margin was flat. Investments in price carried forward from the second half of fiscal 2009 and $12 million of employee severance charges were offset by reduced advertising and improvement in shrink.

Operating and Administrative Expense

Operating and administrative expense was $2.4 billion in the third quarter of 2010, essentially flat compared to the third quarter of 2009. Operating and administrative expense as a percentage of sales increased 23 basis points to 25.56% in the third quarter of 2010 from 25.33% in the third quarter of 2009. Excluding the 14 basis point impact of higher fuel sales in the third quarter of 2010, operating and administrative expense margin increased 37 basis points. This increase was largely the result of deflation coupled with expected increases in wages and benefits, partly offset by lower losses from the combination of property disposals and impairment.

Interest Expense

Interest expense declined to $69.4 million in the third quarter of 2010 from $78.3 million in the third quarter of 2009 due to lower average interest rates and lower average borrowings.

Income Taxes

Income tax expense was 31.0% of pre-tax income in the third quarter of 2010 compared to 36.0% in the third quarter of 2009, resulting in a $0.02 improvement in diluted earnings per share. The income tax rate in 2010 was lower due to benefits from several individually immaterial items.

36-Week Results

Net income for the first 36 weeks of 2010 was $360.1 million ($0.94 per diluted share) compared to $511.6 million ($1.21 per diluted share) in the first 36 weeks of 2009. The first 36 weeks of 2009 included a $73.9 million tax benefit from the favorable resolution of tax matters.

The gross profit margin was 28.36% in the first 36 weeks of 2010 compared to 28.62% in the first 36 weeks of 2009. Operating and administrative expense margin was 25.74% in the first 36 weeks of 2010 compared to 25.36% in the first 36 weeks of 2009.

Guidance

For the year, earnings per diluted share and non-fuel ID sales are expected to be toward the lower end of guidance of $1.50 to $1.70 and -1.0% to -1.5%, respectively. The company expects cash capital expenditures of approximately $900 million and free cash flow in the middle of the range of $0.9 to $1.1 billion.

Stock Repurchases

During the third quarter of 2010, Safeway purchased 8.8 million shares of its common stock at an average price of $20.81 per share and a total cost of $182.5 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $0.8 billion.

Capital Expenditures

Safeway invested $170.7 million in capital expenditures in the third quarter of 2010. The company completed two new stores, completed nine Lifestyle remodels and closed 12 stores. For the year, Safeway plans to open approximately 15 new Lifestyle stores and complete approximately 60 Lifestyle remodels.

Cash Flow

Net cash flow provided by operating activities was $846.6 million in the first 36 weeks of 2010 compared to $1,287.3 million in the first 36 weeks of 2009. This was primarily due to increased income tax payments, a decline in third-party gift card payables, net of receivables, and lower net income.

Net cash flow used by investing activities declined to $550.6 million in the first 36 weeks of 2010 from $627.5 million in the first 36 weeks of 2009 because of reduced capital expenditures and increased proceeds from the sale of property.

Net cash flow used by financing activities declined to $139.6 million in the first 36 weeks of 2010 from $677.4 million in the first 36 weeks of 2009 due primarily to a net increase in borrowings in 2010.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,702 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing third quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on October 14, 2010. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

-o0o-

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, sales, capital expenditures, free cash flow, Lifestyle stores, price per item, and financial and operating results. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk subsidiary; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 11, 2010	September 12, 2009	September 11, 2010	September 12, 2009

Sales and other revenue	$9,399.6	$9,458.3	$28,246.2	$28,156.8

Cost of goods sold	(6,755.0)	(6,784.2)	(20,234.3)	(20,098.3)

Gross profit	2,644.6	2,674.1	8,011.9	8,058.5

Operating and administrative expense	(2,402.2)	(2,396.0)	(7,269.8)	(7,141.3)

Operating profit	242.4	278.1	742.1	917.2

Interest expense	(69.4)	(78.3)	(208.3)	(233.7)

Other income, net	4.8	1.5	10.5	6.0

Income before income taxes	177.8	201.3	544.3	689.5

Income taxes	(55.1)	(72.5)	(184.5)	(177.9)

Net income before allocation to noncontrolling interests	122.7	128.8	359.8	511.6

Add noncontrolling interests	0.1	—	0.3	—

Net income attributable to Safeway Inc.	$122.8	$128.8	$360.1	$511.6

Income per common share attributable to Safeway Inc.:

Basic	$0.33	$0.31	$0.94	$1.22

Diluted	$0.33	$0.31	$0.94	$1.21

Weighted average shares outstanding:
Basic	376.0	411.3	382.5	420.1

Diluted	376.8	411.9	383.9	421.2

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	September 11,	Year-end
	2010	2009
ASSETS

Current assets:
Cash and equivalents	$632.9	$471.5
Receivables	410.2	522.4
Merchandise inventories	2,570.4	2,508.9
Prepaid expense and other current assets	372.2	322.5

Total current assets	3,985.7	3,825.3

Total property, net	9,964.0	10,282.7

Goodwill	427.8	426.6
Investment in unconsolidated affiliate	177.6	169.9
Other assets	300.9	259.1

Total assets	$14,856.0	$14,963.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$510.1	$509.2
Current obligations under capital leases	31.2	31.6
Accounts payable	2,024.6	2,458.9
Accrued salaries and wages	417.4	426.8
Deferred income taxes	103.3	103.1
Other accrued liabilities	640.3	708.2

Total current liabilities	3,726.9	4,237.8

Long-term debt:
Notes and debentures	4,285.9	3,874.3
Obligations under capital leases	464.6	486.6

Total long-term debt	4,750.5	4,360.9

Deferred income taxes	181.7	150.5
Pension and postretirement benefit obligations	657.5	635.4
Accrued claims and other liabilities	662.9	632.6

Total liabilities	9,979.5	10,017.2

Stockholders’ equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 597.1 and 592.6 shares issued	6.0	5.9
Additional paid-in capital	4,300.5	4,212.4
Treasury stock at cost; 224.3 and 204.3 shares	(6,113.6)	(5,661.8)
Accumulated other comprehensive income (loss)	45.8	(13.8)
Retained earnings	6,634.6	6,403.7

Total Safeway Inc. equity	4,873.3	4,946.4
Noncontrolling interests	3.2	—

Total equity	4,876.5	4,946.4

Total liabilities and stockholders’ equity	$14,856.0	$14,963.6

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	36 Weeks Ended
	September 11,	September 12,
	2010	2009
OPERATING ACTIVITIES
Net income before allocation to noncontrolling interests	$359.8	$511.6
Add noncontrolling interest	0.3	—
Reconciliation to net cash flow provided by operating activities:
Depreciation expense	806.1	803.1
Property impairment charges	48.7	45.2
Share-based employee compensation	37.3	41.4
Excess tax benefit from exercise of stock options	(0.7)	—
Equity in earnings of unconsolidated affiliate	(7.7)	(5.9)
Net pension and post-retirement benefit expense	86.6	96.2
Contributions to pension and post-retirement benefit plans	(11.7)	(18.1)
(Gain) loss on property retirements and lease exit costs, net	(1.4)	18.8
Increase in accrued claims and other liabilities	38.5	4.3
Amortization of deferred finance costs	3.3	3.3
Deferred income taxes	—	10.2
Other	0.2	16.8
Changes in working capital items:
Receivables	34.0	47.6
Inventories at FIFO cost	(55.4)	27.1
Prepaid expenses and other current assets	0.9	3.3
Income taxes	(69.4)	92.2
Payables and accruals	(63.9)	(204.8)
Payables related to third-party gift cards, net of receivables	(358.9)	(205.0)

Net cash flow provided by operating activities	846.6	1,287.3

INVESTING ACTIVITIES
Cash paid for property additions	(555.4)	(602.8)
Proceeds from sale of property	43.9	7.1
Other	(39.1)	(31.8)

Net cash flow used by investing activities	(550.6)	(627.5)

FINANCING ACTIVITIES
Additions to (payments on) short-term borrowings, net	1.1	(0.9)
Additions to long-term borrowings	1,461.9	1,033.6
Payments on long-term borrowings	(1,091.5)	(1,168.1)
Purchase of treasury stock	(451.1)	(441.8)
Dividends paid	(123.4)	(112.5)
Net proceeds from exercise of stock options	69.1	3.3
Excess tax benefit from exercise of stock options	0.7	—
Income tax refund related to prior years’ debt financing	—	16.8
Other	(6.4)	(7.8)

Net cash flow used by financing activities	(139.6)	(677.4)

Effect of changes in exchange rate on cash	5.0	15.1

Increase (decrease) in cash and equivalents	161.4	(2.5)

CASH AND EQUIVALENTS
Beginning of period	471.5	382.8

End of period	$632.9	$380.3

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended			36 Weeks Ended
	September 11, 2010		September 12, 2009	September 11, 2010	September 12, 2009
Cash capital expenditures	$170.7		$157.2	$555.4	$602.8
Stores opened	2		5	7	7
Stores closed	12		10	30	16
Lifestyle remodels completed	9		16	35	62
Stores at end of period	1,702		1,730
Square footage (in millions)	79.3		80.3

Fuel sales	$760.8		$712.4	$2,138.7	$1,837.6
Number of fuel stations at end of period	393		385
Increase (decrease) in sales from change in Canadian exchange rate	$84.4		$(96.6)	$503.8	$(613.0)

TABLE 2: RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	(A+B-C)		A	B	C
	Rolling		Year Ended	36 Weeks	36 Weeks
	Four Quarters		January 2,	Ended	Ended
	Sept. 11, 2010		2010	Sept. 11, 2010	Sept. 12, 2009
Net (loss) income attributable to Safeway Inc.	$(1,249.0)		$(1,097.5)	$360.1	$511.6
Add (subtract):
Income taxes	150.8		144.2	184.5	177.9
Interest expense	306.3		331.7	208.3	233.7
Depreciation	1,174.2		1,171.2	806.1	803.1
Goodwill impairment charge	1,974.2		1,974.2	—	—
LIFO income	(35.2)		(35.2)	—	—
Share-based employee compensation	57.6		61.7	37.3	41.4
Property impairment charges	77.2		73.7	48.7	45.2
Equity in earnings of unconsolidated affiliate	(10.3)		(8.5)	(7.7)	(5.9)
Dividend from unconsolidated affiliate	5.8		5.8	—	—

Adjusted EBITDA	$2,451.6		$2,621.3	$1,637.3	$1,807.0

Total debt at September 11, 2010	$5,291.8
Less cash and equivalents in excess of $75.0 at September 11, 2010	557.9

Adjusted Debt, as defined by bank credit agreement	$4,733.9

Adjusted EBITDA as a multiple of interest expense	8.00	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	1.93	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C)	A	B	C
	Rolling	Year Ended	36 Weeks	36 Weeks
	Four Quarters	January 2,	Ended	Ended
	Sept. 11, 2010	2010	Sept. 11, 2010	Sept. 12, 2009
Net cash flow provided by operating activities	$2,109.0	$2,549.7	$846.6	$1,287.3
Add (subtract):
Income taxes	150.8	144.2	184.5	177.9
Interest expense	306.3	331.7	208.3	233.7
Amortization of deferred finance costs	(4.8)	(4.8)	(3.3)	(3.3)
Excess tax benefit from exercise of stock options	0.8	0.1	0.7	—
Deferred income taxes	152.3	142.1	—	(10.2)
Net pension expense	(130.6)	(140.2)	(86.6)	(96.2)
Contributions to pension plans	18.0	24.4	11.7	18.1
Accrued claims and other liabilities	0.2	34.4	(38.5)	(4.3)
Gain (loss) on property retirements and lease exit costs, net	7.5	(12.7)	1.4	(18.8)
Dividend received from unconsolidated affiliate	5.8	5.8	—	—
Changes in working capital items	(153.6)	(426.7)	512.7	239.6
Other	(10.1)	(26.7)	(0.2)	(16.8)

Adjusted EBITDA	$2,451.6	$2,621.3	$1,637.3	$1,807.0

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		36 Weeks Ended
	Sept. 11, 2010	Sept. 12, 2009	Sept. 11, 2010	Sept. 12, 2009
Net cash flow provided by operating activities, as reported	$537.5	$603.3	$846.6	$1,287.3
Decrease in payables related to third-party gift cards, net of receivables	2.8	18.8	358.9	205.0

Net cash flow provided by operating activities, as adjusted	540.3	622.1	1,205.5	1,492.3
Net cash flow used by investing activities	(157.0)	(166.3)	(550.6)	(627.5)

Free cash flow	$383.3	$455.8	$654.9	$864.8

	Forecasted Range
	Fiscal 2010
Net cash flow provided by operating activities, as adjusted	$1,900.0	$2,000.0
Net cash flow used by investing activities	(1,000.0)	(900.0)

Free cash flow	$900.0	$1,100.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

TABLE 5: SAME-STORE SALES

	Third Quarter 2010
	Comparable-	Identical-
	Store Sales	Store Sales
	Decreases	Decreases*

As reported	-1.1%	-1.4%
Excluding fuel sales	-1.7%	-2.0%

*	Excludes replacement stores.